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                [LETTERHEAD OF STRATEGIC HOLDINGS CORPORATION]


March 17, 1996

United Petroleum Corporation
PO Box 18080
4867 North Broadway
Knoxville, TN 37928

Attention:   Michael F. Thomas

Dear Michael,

Our efforts will focus on four specific areas:

1)   Corporate Image and Direction

     A) Create multi-purpose investor relations kit containing Corporate Profile brochure executive bios, product fact sheets, product photos, background Q & A, testimonials, etc.

     B) Assist in the preparation of slides, videos and leave-behinds for the road show as well as identifying appropriate analysis, brokers and potential market makers for presentation.

     C)   Conduct appropriate Speaker's Training for corporate executives.

     D)   Schedule and participate in road show presentations.

     E) Produce and place appropriate ads for United Petroleum Corporation in targeted Publications.

2)   Market Makers

     A) Identify and target a cadre of potential market makers specific to the oil and gas industry and those with a broader perspective of the industry.

     B) Conduct appropriate MAIL and FAX campaigns on a regular basis to inform the target audience of the potential of United Petroleum Corporation as an emerging company.

     C) Direct follow-up information on corporate growth, contracts and acquisitions to the target audience.

3)   Investor Relations

     A) Conduct mass marketing to potential investors who have demonstrated an interest in growth stocks.

     B) Maintain regular contact with investors using Quarterly newsletter. Establish 1-800 line for investor communications. Conduct routine Investor

Survey to determine any "problem" areas of potential investor dissatisfaction.

4)   Media Relations

     A) Write and place positive "Case History" stories on the company's achievements and future plans for development in appropriate financial and trade media.

     B) Contact financial and technical writers to encourage them to do "Third Party" stories on United Petroleum Corporation. Continue media contact on a regular basis and as warranted by company's performance. Among those media to be considered are Bloomberg Business News, INC., Business Week, Fortune, Dow Jones News Service/Investor Report, Industry Week, Wall Street Journal, etc. Additionally trade magazines and publications also will be contacted for placement.

     C) Encourage publications to consider United Petroleum Corporation for awards such as "Fastest Growing Company," "Best Managed Company," etc.

Compensation:

United Petroleum Corporation agrees to issue to Strategic Holdings Corporation 1,125,000 Warrants to purchase shares of United Petroleum agrees promptly to cause to be filed with the Securities and Exchange Commission, a registration statement pursuant to Regulation S-8 with respect to 350,000 of the Warrants and underlying shares provided for herein. In addition, at such time as the remaining Warrants shall be exercised, United Petroleum agrees promptly to cause to be filed with the Securities and Exchange Commission, a registration statement pursuant to Regulation S-3 with respect to the shares issued upon such exercise. The 775,000 Warrants to be issued hereunder the underlying shares of which are to be registered pursuant to Regulation S-3 shall be assignable and transferable by Strategic Holdings Corporation. The other warrants shall not be transferable or assignable.

Very Truly Yours,

ACCEPTED:

Strategic Holdings Corporation

/s/ Russell Adler
- --------------------------------------
Russell Adler, President


AGREED:

United Petroleum Corporation


/s/ Michael F. Thomas
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Michael F. Thomas
President/CEO


4/17/96

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                         UNITED PETROLEUM CORPORATION
                              4867 North Broadway
                          Knoxville, Tennessee 37918


March 17, 1996

Strategic Holdings Corp.
8881 North Lake Dasha Drive
Plantation, Florida 3324

Gentlemen:

This letter is intended to confirm the agreement of United Petroleum
Corporation ("UPC") to issue to Strategic Holdings Corp. the following number of shares of common stock of UPC and warrants to purchase shares of common stock of UPC at $2.25 per share:

United Petroleum Corporation agrees to issue to Strategic Holdings Corporation 1,125,000 Warrants to purchase shares of United Petroleum agrees promptly to cause to be filed with the Securities and Exchange Commission, a registration statement pursuant to Regulation S-8 with respect to 350,000 of the Warrants and underlying shares provided for herein. In addition, at such times as the remaining Warrants shall be exercised, United Petroleum agrees promptly to cause to be filed with the Securities and Exchange Commission, a registration statement pursuant to Regulation S-3 with respect to the shares issued upon such exercise. The 775,000 Warrants to be issued hereunder the underlying shares of which are to be registered pursuant to Regulation S-3 shall be assignable and transferable by Strategic Holdings Corporation. The other warrants shall not be transferable or assignable.

The shares and warrants are being issued in consideration of your agreement to provide financial public relations and consulting services to UPC.

Please confirm you understanding of our arrangement and your brokerage account information set forth below by signing the enclosed copy of this letter and returning it to the undersigned.


We look forward to a long and successful relationship.

Very truly yours,
United Petroleum Corporation

/s/ Michael F. Thomas
- ----------------------------
Michael F. Thomas
President/CEO       4/17/96

ACCEPTED:
Strategic Holdings Corporation


/s/ Russell Adler
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Russell Adler, President


Account Info:Smith Barney
150 S. Pine Island Rd.
Plantation, Florida 33324
Account No.: 6250363519157
                Attention:  Barry Klein